SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )
Filed by the Registrant  [X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2))

[X ]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section 240.14a-
      12

                            CONSOLIDATED PAPERS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies:


   2) Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


   4) Proposed maximum aggregate value of transaction:


   5) Total fee paid:


[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:


   2) Form, Schedule or Registration Statement No.:


   3) Filing Party:

   4) Date Filed:

                                  CONSOLIDATED


                            CONSOLIDATED PAPERS, INC.
                                  P.O. BOX 8050
                     WISCONSIN RAPIDS, WISCONSIN 54495-8050





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 14, 2000

To the Shareholders of
Consolidated Papers, Inc.


The annual meeting of shareholders of Consolidated Papers, Inc. will be held at the Hotel Mead, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at 2:00 p.m., Wednesday, June 14, 2000, for the following purposes:

1. To elect twelve directors to serve until the next annual meeting of shareholders.

2.       To transact any other business properly brought before the meeting.

Only shareholders of record at the close of business on May 5, 2000 are entitled to notice of and to vote at the meeting.

We cordially invite you to attend. If you plan to attend the meeting, please mark the box on the form of proxy. Whether or not you can be present, please date, sign, and return the enclosed proxy as soon as possible. If you attend the meeting, you may revoke your proxy and vote in person.

THIS MEETING WILL NOT CONSIDER THE PROPOSED MERGER OF CONSOLIDATED PAPERS, INC. WITH STORA ENSO OYJ. WE EXPECT THAT A SPECIAL MEETING OF SHAREHOLDERS WILL BE HELD LATER THIS SUMMER TO DECIDE UPON THE PROPOSED MERGER.




                                                      CONSOLIDATED PAPERS, INC.
May 12, 2000                                          Carl H. Wartman, Secretary

                                 PROXY STATEMENT
                            CONSOLIDATED PAPERS, INC.
                                  P.O. BOX 8050
                     WISCONSIN RAPIDS, WISCONSIN 54495-8050
                         ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by the Board of Directors in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Consolidated Papers, Inc. ("Consolidated" or the "Company") to be held at the Hotel Mead, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at 2:00 p.m., Wednesday, June 14, 2000. This proxy statement and the enclosed form of proxy are scheduled to be mailed to shareholders on May 12, 2000. When proxy cards are returned properly signed and received in time, the shares represented will be voted in accordance with shareholders' directions. If the proxy card is signed and returned without directions, the shares will be voted in accordance with the discretionary authority of the persons named in the enclosed form of proxy.

                              REVOCABILITY OF PROXY

Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting. A proxy may be revoked in person at the meeting, by providing a proxy bearing a later date, or by delivering a signed notice of revocation to the Secretary of the Company.

                                  SOLICITATION

The enclosed form of proxy is solicited on behalf of the Board of Directors of Consolidated Papers, Inc. The expense of solicitation will be borne by the Company. Reasonable out-of-pocket expenses will be paid by the Company to brokers, nominees, and other persons who request solicitation materials for their principals.

                                VOTING SECURITIES

Only shareholders of record as of the close of business May 5, 2000 will be eligible to vote at the meeting. Each shareholder is entitled to one vote for each share held. In determining whether a quorum exists at the annual meeting, all votes "For" or "Against", as well as abstentions and directions to withhold authority will be counted. Directors will be elected by a plurality of the votes cast by the shares entitled to vote at the annual meeting A plurality means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting (twelve).

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

As of May 5, 2000, there were 91,201,965 shares of common stock of the Company outstanding and entitled to vote at the annual meeting.

                          PROPOSALS OF SECURITY HOLDERS

In accordance with Section 2.2 of the Company's bylaws, shareholders may recommend persons as potential nominees for director only by complying with the following procedure: shareholders must submit the names of potential nominees in writing to the Secretary of the Company not less than 60 days or more than 90 days prior to the date of the annual meeting. These recommendations must be accompanied by a statement setting forth the name, age, business address, residence address, principal occupation or employment for the past five years, number of shares of the Company beneficially owned by the potential nominee, and all other information required by the proxy rules, and the name, record address, and number of shares of stock of the Company owned by the shareholder making the recommendation.

Also, in accordance with Section 2.2 of the Company's bylaws, a shareholder may properly bring business before the annual meeting only by complying with the following procedure: the shareholder must submit to the Secretary of the Company, not less than 60 days or more than 90 days prior to the date of the annual meeting, a written statement describing the business to be discussed, the name, principal occupation, address, and number of shares of the Company beneficially owned by the shareholder making the submission, and a description of any material interest of the shareholder in the business of the Company other than as a shareholder.

Copies of Section 2.2 of the Company's bylaws are available on request to the Secretary.

Under regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the annual meeting of shareholders scheduled for April 23, 2001 may, if the shareholders have complied with the requirements of the regulations, be included in the proxy statement and on the proxy card relating to the meeting. The regulations provide that the shareholder proposals must be submitted to the Secretary of the Company by January 12, 2001.

Shareholders should note that, if the proposed merger with Stora Enso Oyj occurs in 2000, there will be no further shareholder meetings of Consolidated Papers, Inc.

                   SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
                           SHAREHOLDERS AND MANAGEMENT

Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of the Company listed in the table, after elimination of such duplication, is 42,572,462 shares (46.8% of the outstanding stock).

Set forth in the following table are the beneficial holdings as of January 31, 2000 on the basis described above of: (A) each person known by the Company to own beneficially more than 5% of its outstanding stock; (B) directors not listed in (A); (C) the executive officers named in the Summary Compensation Table on Page 7 and not listed in (A) or (B); and (D) directors and executive officers as a group:


                                                          Shares Owned Beneficially
                                                  -------------------------------------------
                                                   Sole Voting
                                                       Or                         Shared         Total
                                                   Investment      Shared       Investment    Beneficial
                          Name                      Power(1,2)   Voting Power      Power        Ownership   % Of Class
------- ----------------------------------------- ------------- ------------- --------------- ------------ -----------

(A)     George W. Mead                                 168,573   32,145,154(3)                 32,313,727    35.6%
        Chairman (Director)
        P.O. Box 8050
        Wisconsin Rapids, WI  54495-8050

        Robert McKay                                    40,000   32,145,154(3)                 32,185,154    35.4%
        30 Oenoke Lane
        New Canaan, CT  06840


        Sally M. Hands                                 192,466   32,145,154(3)                 32,337,620    35.6%
        1500 Sheridan Road-1I
        Wilmette, IL  60091

        Sanford C. Bernstein & Co., Inc.                     (4)   1,028,613                    8,202,604     9.0%
        767 Fifth Avenue
        New York, NY  10153

(B)     Other Directors
        Ruth Baldwin Barker                            298,388        52,000          52,000      350,388      *
        James D. Ericson                                 5,826                                      5,826      *
        Gorton M. Evans                                 80,274                                     80,274      *
        J. Joseph King                                   5,844                                      5,844      *
        Bernard S. Kubale                               15,850                                     15,850      *
        D. Richard Mead Jr.                             68,450       566,052         566,052      634,502      *
        Gilbert D. Mead                                 45,764                                     45,764      *
        Lawrence R. Nash                               111,660                                    111,660      *
        Glenn R. Rupp                                   11,850                                     11,850      *
        Cynthia M. Sargent                             181,466                                    181,466      *
        John S. Shiely                                   7,850                                      7,850      *

(C)     Other Executive Officers
        Richard J. Kenney                               51,404                                     51,404      *
        Ronald E. Swanson                               34,027                                     34,027      *
        James E. Shewchuk                               40,205                                     40,205      *

(D)     Directors and Executive
        Officers as a Group                          1,374,186    32,763,206                                 37.6%(5)
        (28) persons

*Less than 1%
1        Does not include  shares held by spouses or children of the  following:
         for Mrs. Barker, 103,000 shares; for Mr. McKay, 379,586 shares; for Mr.
         D. Richard Mead Jr.,  6,000  shares;  for Mr.  George W. Mead,  100,340 shares;  for Mr. Gilbert D. Mead,  9,620 shares;  for Mr. Nash,  46,670 shares;  for  Mrs.  Sargent,  320  shares;  and for all  directors  and executive officers as a group, 645,536 shares.  Beneficial ownership is disclaimed as to these shares and as to all other shares over which the named person does not have all beneficial rights.

2        Includes  shares  which may be  acquired  within  sixty  (60) days upon exercise of options:  for Mrs. Barker,  13,000 shares; for Mr. Ericson,
         3,000 shares; for Mr. Evans, 48,000 shares; for Mr. King, 3,000 shares;
         for Mr.  Kubale,  11,000  shares;  for Mr. D. Richard Mead Jr.,  15,000 shares;  for Mr. Gilbert D. Mead,  11,000 shares;  for Mr. Nash, 11,000 shares; for Mr. Rupp, 9,000 shares;  for Mr. Shiely,  5,000 shares; for
         Mr. Kenney,  28,262 shares;  for Mr.  Swanson,  22,024 shares;  for Mr.
         Shewchuk,  19,051 shares;  and for all directors and executive officers as a group, 334,547 shares.

                                      -3-

3 George W. Mead, Robert McKay and Sally M. Hands are voting trustees of the Mead Voting Trust, a voting trust organized under Wisconsin law to hold shares of the Company. The Mead Voting Trust, which expires by its terms on December 20, 2011, holds 32,145,154 shares of stock. The voting trustees generally have the right to determine the voting (but not the disposition) of the shares of the Company. However, in voting on (i) any proposed merger or consolidation of the Company with another person, (ii) any sale, lease or exchange of all or substantially all of the Company's assets, or (iii) a proposed dissolution of the Company, the voting trustees must follow the directions of the holders of a majority of the units of beneficial interest. The three voting trustees each own units of beneficial interest in the Mead Voting Trust. George
         W. Mead beneficially owns 1,386,020 units of beneficial interest, or 4.3% of the Mead Voting Trust. Robert McKay beneficially owns 28,380 units of beneficial interest, or .09% of the Mead Voting Trust. Sally
         M. Hands beneficially owns 2,629,274 units of beneficial interest, or 8.2% of the Mead Voting Trust. Each unit of beneficial interest represents one share of the Company's common stock.

4        Sanford C.  Bernstein & Co.,  Inc.,  an  Investment  Advisor and Broker
         Dealer  registered under Section 203 of the Investment  Advisors Act of
         1940, as reported on Schedule 13G/A, dated February 8, 2000, is the beneficial owner of 8,202,604 shares representing approximately 9.0% of the total shares outstanding. It reports that it has sole power to vote or direct the vote covering 3,877,019 shares, that it has shared power to vote 1,028,613 shares, that it has no power to vote the remaining shares, and that it has sole power to dispose of 8,202,604 shares.

5        After eliminating duplications in the table.



                                    DIRECTORS

At the annual meeting of shareholders, twelve directors, constituting the entire Board of Directors of the Company, are to be elected to hold office until the next annual meeting of shareholders and their successors are duly elected and qualified. Directors will be elected by a plurality of the shares present and voting at the meeting. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Wiley N. Caldwell has indicated that he will not be standing for re-election to the Board of Directors at the annual meeting of shareholders to be held June 14, 2000.

The nominees, their ages as of the date of this proxy statement, the years in which they began serving as directors, and business experience are set forth below; except as indicated in footnotes, the principal occupations of the nominees have not changed in the past five years.

The Board of Directors recommends that the shareholders vote for the election of the directors listed in the table below.


                                        Director
            Name                 Age      Since               Principal Occupation And Other Directorships
----------------------------------------------------------------------------------------------------------------------
Ruth Baldwin Barker(1)            71      1991     Investor.

James D. Ericson                  64      1996     President and Chief Executive Officer, and Director, Northwestern
                                                   Mutual Life Insurance Company, Milwaukee, Wisconsin.  Also
                                                   director of MGIC Investment Corporation and Kohl's Corporation
                                                   (Operates family-oriented specialty department stores).

Gorton M. Evans                   61      1996     President and Chief Executive Officer(2), Consolidated Papers, Inc.

J. Joseph King                    55      1996     President and Chief Operating Officer, and Director(3), Molex
                                                   Incorporated, Lisle, Illinois.  (Manufacturer of electronic, electrical and fiber optic inter-connection systems; ribbon cable; switches; and application tooling.)

Bernard S. Kubale                 71      1988     Retired Partner, Foley & Lardner, Attorneys at Law, Milwaukee,
                                                   Wisconsin.(4)  Also director of Banta Corporation (Printing and graphic arts), and the Green Bay Packers.

D. Richard Mead Jr.               69      1974     Retired Chief Executive Officer, Southeast Mortgage Company
                                                   (Mortgage bankers) and retired Senior Vice President of Southeast
                                                   Bank, N.A., Miami, Florida.  Also director of Pointe Financial
                                                   Corporation.

George W. Mead(1)                 72      1963     Chairman of the Board, Consolidated Papers, Inc.  Also director of Snap-on Incorporated (Manufacturer and distributor of hand tools and related items).

Gilbert D. Mead(1)                69      1974     Attorney, Washington D.C.

Lawrence R. Nash                  70      1981     Lawyer, of counsel, Nash, Podvin, Tuchscherer, Huttenburg,
                                                   Weymouth & Kryshak, S.C., Wisconsin Rapids, Wisconsin.

Glenn N. Rupp                     55      1994     Chairman and Chief Executive Officer,(5) and Director, Converse
                                                   Inc., North Reading, Massachusetts.  (Manufacturer of athletic footwear).  Also director of Johnson Worldwide Associates, Inc.
                                                   (Manufacturer and marketer of outdoor recreational equipment and sporting goods).

Cynthia M. Sargent(1)             61      1999     Investor.

John S. Shiely                    47      1996     President and Chief Operating Officer, and Director, Briggs &
                                                   Stratton Corporation, Wauwatosa, Wisconsin (Producer of
                                                   air-cooled gasoline engines for the outdoor power equipment industry).  Also director of Marshall & Ilsley Corporation.

1 Family relationships: Ruth Baldwin Barker and Cynthia M. Sargent are cousins. George W. Mead and Gilbert D. Mead are brothers. Ruth Baldwin
         Barker and Cynthia M. Sargent are cousins of George W. Mead and Gilbert
         D. Mead.

2        Served as President  and Chief  Executive  Officer of the Company since
         January,  1997;  previously  served as Executive Vice President (April,
         1996 to December,  1996),  Vice  President  (September,  1995 to April,
         1996) and Vice President,  Marketing, Enamel Printing Papers (February,
         1989 to September, 1995) of the Company.

3        Served as President and Chief  Operating  Officer,  and Director  since
         July 1, 1999;  previously  served as Executive Vice President  (1996 to
         1999)  and   Corporate   Vice   President   (1988  to  1996)  of  Molex
         Incorporated.

4        The Company retains the firm of Foley & Lardner on a regular basis.

                                      -5-

5        Served as Chairman  and Chief  Executive  Officer  since  April,  1996;
         previously served as Consultant (1994 to 1996).


AUDIT COMMITTEE

At December 31, 1999, the Company's Audit Committee consisted of D. Richard Mead, Jr., Chairman, J. Joseph King, Bernard S. Kubale, Lawrence R. Nash and John S. Shiely. The committee held two meetings during 1999. The Audit Committee recommends the Company's independent accountants; reviews the scope of the audit; reviews the compensation of the independent accountants; reviews the annual financial statements and the results of the audit with management, the internal auditors, and the independent accountants; reviews the independent accountants' recommendations with respect to changes in accounting procedures and internal auditors; and approves the appointment or removal of the internal audit manager.

COMPENSATION COMMITTEE

At December 31, 1999, the Compensation Committee consisted of John S. Shiely, Chairman, Ruth Baldwin Barker, Wiley N. Caldwell, James D. Ericson, J. Joseph King, Glenn N. Rupp and Cynthia M. Sargent. The committee held two meetings during 1999. This committee reviews the performance and remuneration arrangements for salaried employees generally and sets compensation for a defined group of key executives. This committee also administers the 1998 Incentive Compensation Plan. The Compensation Committee has reported on management and compensation matters under the heading "Compensation Committee Report on Executive Compensation" on Page 12. James D. Ericson was unable to attend one of the two meetings.

NOMINATING AND BOARD AFFAIRS COMMITTEE

At December 31, 1999, the Nominating and Board Affairs Committee consisted of Bernard S. Kubale, Chairman, James D. Ericson, Gilbert D. Mead, Wiley N. Caldwell and John S. Shiely. The committee held three meetings during 1999. James D. Ericson was unable to attend one of the three meetings. The Nominating and Board Affairs Committee recommends nominees for election to the Board of Directors and other committees of the Board, and makes recommendations to the Board with respect to qualifications and compensation of directors as well as Board organization. The committee is also responsible for corporate governance matters and for review of Board performance. The committee will consider an individual nominated by a shareholder if the shareholder submits the nomination in accordance with the requirements of the Company's bylaws relating to nominations by shareholders. These procedures are described under "Proposals of Security Holders" on Page 2.

The Board of Directors held six meetings during 1999. James D. Ericson was unable to attend two of the six meetings.


                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE


                                                                                     Long Term
                                                                                    Compensation
                                                      Annual Compensation              Awards

                                                                                     Securities
                                                                                     Underlying         All Other
   Name and Principal Position         Year        Salary ($)        Bonus ($)     Options/SARs (#)    Compensation($)(2)
-------------------------------------------------------------------------------------------------------------------------

G.M. Evans                             1999       575,970(1)          77,004           30,000            11,452
President and Chief                    1998       523,083(1)         150,926           30,000            14,715
Executive Officer (Director)           1997       480,585(1)         103,951           30,000            17,296

G.W. Mead                              1999       376,936(1)          - 0 -            1,587              2,500
Chairman (Director)                    1998       376,936(1)          - 0 -            1,578              2,500
                                       1997       376,936(1)          - 0 -            - 0 -              2,375

R.J. Kenney                            1999       291,422(1)         27,173            10,000             5,942
Senior Vice President,                 1998       280,073(1)         71,506            10,000             9,341
Finance                                1997       256,006(1)         51,253            6,000              9,375

R.E. Swanson                           1999       282,438(1)         38,260            10,000             2,937
Senior Vice President                  1998       270,240(1)         71,313            10,000             8,040
                                       1997       234,112(1)         51,253            6,000              8,440

J.E. Shewchuk                          1999       239,060(1)         31,311            10,000             4,469
Senior Vice President,                 1998       209,666(1)         48,066            6,000              8,680
Administration                         1997       184,910(1)         33,118            4,000              8,043

(1)      Includes  banked  vacation  (dollar amount) and vacation taken in cash:
         for G.M.  Evans,  $31,732 for 1999,  $28,846 for 1998,  and $34,616 for
         1997;  for G.W. Mead,  $26,924 for 1999,  $26,924 for 1998, and $26,924
         for 1997;  for R.J.  Kenney,  $20,902 for 1999,  $20,098 for 1998,  and
         $19,232 for 1997; for R.E. Swanson, $10,511 for 1999, $10,058 for 1998,
         and $4,808 for 1997; and for J.E.  Shewchuk,  $17,204 for 1999, $16,462
         for 1998 and $10,674 for 1997.

(2) Includes contributions on behalf of each named executive officer to the Consolidated Employee's Tax-saver & Investment Plan (401(k)), and payroll taxes attributable to retirement benefits accrued in excess of limits imposed by the Omnibus Budget Reconciliation Act of 1993.



                      Option/SAR Grants in Last Fiscal Year
                                Individual Grants
                                -----------------

                          Number of       Percent of Total
                         Securities         Options/SARs
                         Underlying          Granted to
                        Options/SARs        Employees in     Exercise or Base                          Grant Date
        Name             Granted (#)        Fiscal Year      Price ($/sh.) (1)   Expiration Date    Present Value (2)
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
G.M. Evans                 30,000              4.68%              22.0625           02/11/2009          $ 469,890
G.W. Mead                   1,587               .25%              22.0625           02/11/2009          $ 24,857
R.J. Kenney                10,000              1.56%              22.0625           02/11/2009          $ 156,630
R.E. Swanson               10,000              1.56%              22.0625           02/11/2009          $ 156,630
J.E. Shewchuk              10,000              1.56%              22.0625           02/11/2009          $ 156,630

(1) The options reflected in the table, which include both qualified and nonqualified options for purposes of the Internal Revenue Code, were granted at an exercise price equal to the fair market value of the Company's common stock on the date of the grant. The options expire ten years

                                       -7-


         from the date of the grant, or five years after termination of employment with the Company, whichever is earlier. The options vest over a three-year period following the date of grant.

(2) Based on the Black-Scholes option pricing model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Common Stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value for options expiring on 2/11/09 are as follows: (i) an estimated volatility of 106%; (ii) a risk-free rate of 6.68%; (iii) an estimated dividend yield of 2.8%; and (iv) an expected life of the option of 10 years.



               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                            VALUE           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                     SHARES ACQUIRED       REALIZED       OPTION/SARS AT FY-END (#)               AT FY-END ($)(1)
                                                          -------------------------     --------------------------
NAME                 ON EXERCISE (#)        ($)(1)        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
G. M. Evans                998              9,668              48,000 / 60,000                297,000 / 375,000
G. W. Mead                 -0-               -0-                 526 / 2,639                   4,668 / 23,620
R. J. Kenney              4,148             20,549             28,262 / 18,666                212,425 / 116,332
R. E. Swanson              -0-               -0-               22,024 / 18,666                147,512 / 116,332
J. E. Shewchuk             -0-               -0-               19,051 / 15,333                146,006 / 106,664

(1) Dollar values are calculated by determining the difference between the fair market value of the underlying common stock and the exercise price of the options at exercise or FY-end, respectively.



                CONSOLIDATED SALARIED EMPLOYEES' RETIREMENT PLAN

The Consolidated Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan applicable to employees of the Company and its subsidiaries who are not in a collective bargaining unit, and is a qualified plan under the Internal Revenue Code. In recent years, benefits have been based on average earnings for the latest five-year period and years of service, with benefits normally beginning at age 65. Officers participate in the Plan on the same basis as other salaried employees. The following table shows the estimated annual normal benefit payable upon retirement under the Plan for selected compensation and years of service classifications:


                               PENSION PLAN TABLE
                  ESTIMATED ANNUAL BENEFIT FOR PARTICIPANTS WITH YEARS OF ASSOCIATED SERVICE
                  --------------------------------------------------------------------------


  Final Average
    Earnings*          10        15         20         25         30          35         40          45          50
------------------- --------- ---------- ---------- ---------- ---------- ----------- ---------- ----------- -----------
     $200,000        29,700     44,500     59,300     74,200     89,000    103,800     118,800    133,800     148,800
     $250,000        37,200     55,800     74,300     92,900    111,500    130,100     148,800    167,600     186,300
     $300,000        44,700     67,000     89,300    111,700    134,000    156,300     178,800    201,300     223,800
     $350,000        52,200     78,300    104,300    130,400    156,500    182,600     208,800    235,100     261,300
     $400,000        59,700     89,500    119,300    149,200    179,000    208,800     238,800    268,800     298,800
     $450,000        67,200    100,800    134,300    167,900    201,500    235,100     268,800    302,600     336,300
     $500,000        74,700    112,000    149,300    186,700    224,000    261,300     298,800    336,300     373,800
     $550,000        82,200    123,300    164,300    205,400    246,500    287,600     328,800    370,100     411,300
     $600,000        89,700    134,500    179,300    224,200    269,000    313,800     358,800    406,800     448,800
     $650,000        97,200    145,800    194,300    242,900    291,500    340,100     388,800    437,600     486,300
     $700,000       104,700    157,000    209,300    261,700    314,000    366,300     418,800    471,300     523,800

*Compensation for purposes of computing retirement benefits means total cash compensation, including cash withdrawals of accrued vacation, but exclusive of discretionary bonuses. For the individuals named in the Summary Compensation
Table, the compensation covered by the Plan is that reflected as salary in the Summary Compensation Table. The annual benefits shown above are not subject to offset for Social Security benefits. Years of service, as of December 31, 1999, for the five individuals named in the Summary Compensation Table are as follows:
G. M. Evans - 27; G. W. Mead - 48; R. J.  Kenney - 32; R. E.  Swanson - 11; J.E.
Shewchuk - 28. Under sections 401(a)(17) and 415 of the Internal Revenue Code, considered earnings are limited to $160,000 (prior to 1994, $200,000 adjusted for cost of living) and benefits under the Plan are limited to $130,000 per year. Earnings in excess of the limits are recognized and benefits in excess of $130,000 are provided under a separate nonqualified supplemental retirement plan sponsored by the Company.



                            TERMINATION ARRANGEMENTS

General Severance Program. The Company has a company-wide severance program for its salaried employees who are involuntarily terminated (unless the termination is for cause). The basic program provides severance pay equal to two weeks' salary for each full year of service. Medical and dental insurance coverages will be provided for a period of time equal to the number of weeks of severance, provided certain conditions are met. The maximum period for severance pay is limited to 52 weeks. Based on current compensation, if the individuals named in the Summary Compensation Table had been terminated on December 31, 1999, the amounts payable to each of them would have been as follows: Gorton M. Evans, $550,030 ; George W. Mead, $350,012; Richard J. Kenney, $271,726; Ronald E. Swanson, $199,709; and James E. Shewchuk, $233,652.

Severance Agreements. The Company has in place severance agreements with its executive officers other than Mr. Mead. The severance agreements provide for the payment of certain benefits to the executive (in lieu of amounts payable under the general severance program) if employment is terminated by the Company other than for "cause" within two years after a "change in control" of the Company, or if employment is terminated by the executive for "good reason" within the two-year period. In general, under such circumstances, the executive is entitled to a cash payment of two times the sum of (i) the executive's then current annual base salary, and (ii) the executive's average annual award under the Company's incentive plans for the prior three years. Mr. Evans would receive three times those amounts. Based on levels of compensation as of December 31, 1999, if the individuals named in the Summary Compensation Table had been terminated on that date, the amounts payable to each of them would have been as follows: Gorton M. Evans, $1,908,293; Richard J. Kenney, $629,471; Ronald E. Swanson, $633,667; and James E. Shewchuk, $358,733.

The severance agreements also provide for continuation of benefits under the Company's life insurance, medical and dental plans (or substantially similar benefits); and outplacement counseling. If the aggregate severance benefits to any executive would be subject to an excise tax under the Internal Revenue Code, the actual benefits will be reduced to the extent necessary to avoid the imposition of the excise tax, unless the executive chooses to incur the tax. If the executive chooses to incur the excise tax, a portion of the payment to the executive would not be deductible by the Company.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
 Among Consolidated Papers, Inc, S&P 500 Index, & Dow Jones Paper Products Index

The Comparison of Five-Year Cumulative Total Return below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Consolidated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. Total return includes reinvestment of dividends.


                             CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1994 with dividends reinvested






                                [Graph Omitted]






------------------------------------------------------------------------------------------------------------------
                                         Dec-94       Dec-95       Dec-96       Dec-97        Dec-98        Dec-99
------------------------------------------------------------------------------------------------------------------
Consolidated Papers, Inc.                 $100         $128         $116         $130          $138          $165
------------------------------------------------------------------------------------------------------------------
S&P 500(R)                                $100         $138         $169         $226          $290          $351
------------------------------------------------------------------------------------------------------------------
Dow Jones Paper Products Index            $100         $114         $121         $131          $136          $181
------------------------------------------------------------------------------------------------------------------


                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for the Company's compensation program covering its executive officers, including the five officers named in the Summary Compensation Table.

COMPENSATION POLICIES. The Company's executive compensation program is based on the principle that compensation levels must be aligned with the Company's overall business strategy and the goal of enhancing profitability as a means of maximizing shareholder value. The Compensation Committee works with management toward achieving the following objectives:

  o Reward executives for long-term strategic management and the enhancement of shareholder value by allowing executives to participate in the appreciation of the market value of the Company's stock through stock options and other benefit plans.

  o      Align  compensation   programs  with  annual  and  long-term  strategic
         planning, goals and objectives.

  o Attract and retain key executives essential to the Company's long-term success by providing competitive compensation.

The following discussion describes the specific components of executive compensation, how these components relate to the Company's compensation policies, and the relationship of corporate performance to executive compensation.

EXECUTIVE BASE SALARIES. In setting executive base salaries, the Compensation Committee reviews salary practices and data reported by a selected group of companies in the paper industry, focusing particularly on ten companies which have significant coated paper production. These companies include five of the six companies (in addition to Consolidated) which make up the Dow Jones Paper Products Index (see chart on Page 11). Most Consolidated executives' base salaries are in the mid-range of the base salaries offered by these peer companies for comparable positions.

INCENTIVE COMPENSATION. The Compensation Committee tries to design incentive compensation plans which provide Company executives with the incentive and opportunity to earn compensation at levels approaching competitive norms in the paper industry, depending upon individual and Company performance. The plans consist of bonuses (payable in cash and Company stock) tied to individual and corporate performance, and stock option grants. This approach avoids increases in fixed costs, such as increases in base salary and, in the view of the Committee, appropriately blends short and long-term incentive compensation. The plan covers approximately forty key executives at the Company, including the executive officers named in the Summary Compensation Table other than George W. Mead.

In 1999, the Committee adopted a corporate performance measure for the key executive group using Consolidated Value Added ("CVA"), which measures the difference between the Company's net operating profit after taxes less a capital charge. The capital charge represents the Company's weighted average cost of equity and debt, using a target of debt-to-equity ratio of 40 percent. The executive group's 1999 incentive compensation for corporate performance was premised upon increases in CVA over actual 1998 results. A minimum payout would have required an improvement in 1999 CVA over 1998's CVA, which was a negative $25.6 million. The target CVA was a positive $24.4 million. Actual 1999 CVA was lower than the threshold amount. As a result, no payments were made with respect to the

1999 CVA objective. Executives did receive awards averaging just under ten percent of base salary for individual performance. For 2000 and beyond, the Committee intends to continue to link management compensation to improvement or deterioration in CVA.

The Compensation Committee also makes stock option grants to provide incentives for the same group of executives. The size and frequency of the awards are determined with reference to an analysis of competitive practices in the paper industry. The size of the individual awards to the Company's executives in 1999 depended on the executive's relative position with the Company. During 1999, the Compensation Committee granted options to purchase approximately 210,000 shares to the executives. All options have an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The options have a term of ten years from the date of grant and vest over a period of three years. The grants are intended to increase shareholder value by better aligning the interests of these executives with those of the shareholders through significant stock ownership, and to give this group of executives long-term incentives to remain with the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. Gorton M. Evans' base salary was $500,000 in 1998. The Compensation Committee increased Mr. Evans' base salary to $550,000 in February 1999. The Compensation Committee sets Mr. Evans' base salary based on their evaluation of his individual performance and by reference to comparative information regarding compensation of other chief executive officers of similar companies in the paper and forest products industries. Mr. Evans' salary is in the lower range of this group. Most other members of the comparison group also provide significantly greater incentive compensation in the form of bonuses, stock options and other benefits for their chief executive officers. Mr. Evans received a bonus of $77,004 for 1999, which reflects the Compensation Committee's evaluation of Mr. Evans' individual performance during 1999.

OTHER EMPLOYEE BENEFIT PLANS. The Company provides other competitive benefits to its employees to encourage their continued service with the Company, including medical coverage, retirement benefits, and a 401(k) plan. The Company believes that its employee benefit plans are generally comparable to similar plans in the paper industry.

SECTION 162 (M) COMPLIANCE. Under Section 162(m) of the Internal Revenue Code, the tax deduction of corporate taxpayers is limited with respect to the compensation of certain executive officers unless the compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon the Compensation Committee's commitment to link compensation with performance as described in this report, the Compensation Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

                  COMPENSATION COMMITTEE:

                  John S. Shiely, Chairman
                  Ruth Baldwin Barker
                  Wiley N. Caldwell
                  James D. Ericson
                  J. Joseph King
                  Glenn N. Rupp
                  Cynthia M. Sargent

                            COMPENSATION OF DIRECTORS

Nonemployee directors receive an annual retainer of $18,000, plus a grant of 250 shares of common stock which is distributed on the date of the annual meeting of shareholders. All nonemployee directors receive a meeting fee of $1,000 for each Board and committee meeting attended. Nonemployee committee chairmen receive an annual retainer of $2,000 each. Each director who has completed at least three years of service as a nonemployee director participates in the Consolidated Directors' Retirement Plan. Under this plan, a retired director receives an annual payment equal to the annual retainer fee (not including the value of the stock grant) in effect at the time of the director's retirement. The retired director is entitled to receive this annual payment for that number of years that is equal to the number of years served as a nonemployee director, up to a maximum of ten years. Nonemployee directors also receive options to purchase Company common stock under Section 12 of the 1998 Incentive Compensation Plan. The plan provides that each nonemployee director who has completed at least one full year of service is granted options to purchase 1,000 shares on the date of the annual meeting of shareholders. All options are for a term of ten years from the date of grant and are priced at fair market value on the date of grant.

        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Officers, directors and more than 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1999 all
Section 16(a) filing requirements applicable to its officers, directors and more than 10% shareholders were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP audited the accounts of Consolidated Papers, Inc. and subsidiaries for fiscal 1999 and has been selected to audit the accounts for the current year. A representative of that firm is expected to be present at the annual meeting of shareholders and will be available to respond to appropriate questions, and he will be given the opportunity to make a statement if he desires to do so.

                                  OTHER MATTERS

Management is not aware of any other matters to be considered at this annual meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.


Wisconsin Rapids, Wisconsin 54495-8050                        Carl H. Wartman
May 12, 2000                                                  Secretary

         PROXY                                                      PROXY

                            CONSOLIDATED PAPERS, INC.

                                 P. 0. BOX 8050
                     WISCONSIN RAPIDS, WISCONSIN 54495-8050

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints GEORGE W. MEAD and GORTON M. EVANS as proxies, with full power of substitution, to represent the undersigned and to vote, as designated below, all shares of Common Stock of Consolidated Papers, Inc. which the undersigned is entitled to vote at the annual meeting to be held on June 14, 2000, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

The proxies appointed herein may act by one of said proxies at the meeting.


            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                  (Continued and to be signed on reverse side.)

                            CONSOLIDATED PAPERS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. 0




1.   ELECTION OF DIRECTORS:  Nominees:    FOR  WITHHOLD  FOR
     01 R.B. Barker, 02 J.D. Ericson,     ALL    ALL     ALL (Except Nominees(s)
     03 G.M. Evans, 04 J.J. King,                             written below.)
     05 B.S. Kubale, 06 D.R. Mead, Jr.,    0     0        0  ___________________
     07 G.W. Mead, 08 G.D. Mead,
     09 L.R. Nash, 10 G.N. Rupp,
     11 C.M. Sargent and 12 J.S. Shiely.   2.   In their discretion, the proxies
                                                are authorized to vote upon such
                                                other  business as may  properly
                                                come before the meeting.


                 Place "X" here if you plan to attend meeting.




-----------------------------------     Date: ______________________, 2000

THIS SPACE RESERVED FOR ADDRESSING      ----------------------------------------
    (key lines do not print)            Signature of Shareholder

-----------------------------------
                                        ----------------------------------------
                                        For Joint Account Each Owner Should Sign

                                        Please sign proxy as name appears. Joint
                                        owners  should  each  sign   personally.
                                        Trustees   and   others   signing  in  a
                                        representative capacity should indicate the capacity in which they sign.








--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                          USING THE ENCLOSED ENVELOPE.